Exhibit (d)(10)

Form of

SUB-SUB-ADVISORY AGREEMENT

This SUB-SUB-ADVISORY AGREEMENT, dated as of ___, 2021 (the “Agreement”), is made by and between BARINGS LLC, a Delaware limited liability company (the “Sub-Adviser”), and BARING INTERNATIONAL INVESTMENT LIMITED, a private limited company incorporated under the laws of England and Wales (the “Sub-Sub-Adviser”).

WHEREAS, the MassMutual Global Emerging Markets Equity Fund (the “Fund”) is a series of MassMutual Advantage Funds (the “Trust”), a Massachusetts business trust which is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, MML Investment Advisers, LLC (the “Adviser”) and Barings LLC entered into an Investment Sub-Advisory Agreement (the “Investment Sub-Advisory Agreement”), effective as of the [ ] day of [ ], 2021;

WHEREAS, the Sub-Adviser wishes to delegate certain investment management services to the Sub-Sub-Adviser with respect to the Fund, and the Sub-Sub-Adviser is willing to furnish such services to the Sub-Adviser with respect to the Fund upon the terms and conditions set forth below; and

WHEREAS, the Adviser and the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not interested persons of Trust, as determined in accordance with the 1940 Act (the “Disinterested Trustees”), have approved of the delegation to the Sub-Sub-Adviser to provide the investment management services contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Sub-Adviser and the Sub-Sub-Adviser agree as follows:

SECTION 1. Appointment and Duties of Sub-Sub-Adviser.

(a)	Subject to the direction and oversight of the Sub-Adviser, the Sub-Adviser hereby appoints the Sub-Sub-Adviser, and the Sub-Sub-Adviser accepts the appointment and undertakes to provide the services contemplated herein, pursuant to the terms and conditions described herein.

(b)	The Sub-Sub-Adviser agrees during the term of this Agreement to:

(i) supervise the investment activities of the Fund;

(ii) continuously manage the Fund in a manner consistent with the investment objectives, policies and restrictions as set forth in the Fund’s Prospectus and Statement of Additional Information and any other governing documents such as Fund specific procedures, as they may be amended from time to time;

(iii) determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions, including the placing of purchase and sale orders on behalf of the Fund, as necessary or appropriate, and consistent with all relevant Barings global policies including but not limited to those related to investment allocation, best execution and other brokerage practices;

(iv) render periodic reports to the Sub-Adviser as it may reasonably request regarding the Fund’s investment program with respect to the Fund and the services provided by the Sub-Sub-Adviser hereunder;

(v) make and maintain for the required period all records required to be made under the 1940 Act, and the rules thereunder relating to transactions with respect to the Fund effected by the Sub-Sub-Adviser, except to the extent such records are made or maintained by the Sub-Adviser. The Sub-Sub-Adviser shall make available to the Sub-Adviser all such records maintained by the Sub-Sub-Adviser upon reasonable request; and

(vi) comply with all applicable laws, rules and regulations in the discharge of its obligations hereunder, specifically including but not limited those under the 1940 Act.

SECTION 2. Transactions with Affiliates. The Sub-Sub-Adviser is only authorized by the Sub-Adviser on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law and relevant Fund procedures, to purchase and/or sell securities and other instruments which the Sub-Sub-Adviser or any of its affiliates underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services. The Sub-Sub-Adviser has been further authorized, to the extent permitted by applicable law and relevant Fund procedures, to select brokers (including any brokers affiliated with the Sub-Sub-Adviser) for the execution of trades on behalf of the Fund.

SECTION 3. Execution, Dealing and Research. In selecting brokers to make purchases and sales for the Fund, the Sub-Sub-Adviser will choose those brokers who provide best execution to the Fund in compliance with Barings Global Best Execution Policy and the Fund’s execution policies. The Sub-Sub-Adviser may combine transactions for the Fund and transactions for the Sub-Sub-Adviser’s delegates, connected customers and/or other customers to the extent permitted by applicable law. In managing the assets of Fund, the Sub-Sub-Adviser may purchase certain research, statistical and other information and assistance from brokers on an execution only basis. All research obtained by the Sub-Sub-Adviser will be paid for by the Sub-Sub-Adviser and will be in accordance with the terms of the Barings Global Research and Corporate Access Policy and Procedures, applicable law and relevant Fund procedures.

SECTION 4. Non-Exclusive Agreement. The services of the Sub-Sub-Adviser under this Agreement are not exclusive, and the Sub-Sub-Adviser and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Sub-Sub-Adviser and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Sub-Adviser or a Fund or may involve substantial time and resources from the Sub-Sub-Adviser.

SECTION 5. Fee. As compensation for the services described in Section 1, the Sub-Adviser shall pay to the Sub-Sub-Adviser a portion of the sub-advisory fees it receives from the Adviser, in an amount in U.S. dollars as set forth in Schedule A to this Agreement, as it may be amended from time to time (the “Fee”). Such Fee shall be paid to the Sub-Sub-Adviser within ten business days after the end of each calendar month. To the extent that the sub-advisory fee payable to the Sub-Adviser by the Adviser is decreased, the Fee will be proportionately decreased.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 6. Expenses. The Sub-Sub-Adviser shall be responsible for the costs and expenses associated with the provision of the services contemplated herein; provided, however, that the Fund shall be responsible for the cost associated with the purchase or sale of any security or investment contract or other instrument for the Fund’s portfolio and the fees, expenses and costs associated with all other aspects of the Fund’s operations.

SECTION 7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder on the part of the Sub-Sub-Adviser or any of its officers, directors or employees, the Sub-Sub-Adviser shall not be subject to liability to the Sub-Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or investment contract or other instrument for the Fund’s portfolio.

SECTION 8. Term and Approval. (a) This Agreement shall become effective upon approval by the Board, including a majority of Disinterested Trustees, and shall remain in full force for the two-year period from the effective date unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually by the Board, including a majority of the Disinterested Trustees.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may be terminated at any time without the payment of any penalty by the Trust, the Sub-Adviser or the Sub-Sub-Adviser on sixty (60) days written notice to the other parties. The Trust may effect termination at any time with respect to the Fund by action of the Board or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, accompanied by appropriate notice, or, by written notice with immediate effect, if the Adviser or the Board determines for any reason that such termination is necessary for the protection of the Fund, including without limitation a determination by the Adviser or the Board that there is a breach of an obligation or duty under this Agreement.

(c) This Agreement shall terminate automatically and immediately upon termination of the Investment Sub-Advisory Agreement between the Sub-Adviser and the Trust.

(d) Termination of this Agreement shall not affect the right of the Sub-Sub-Adviser to receive payment on any unpaid balance of the compensation described in Section 5 above earned prior to such termination.

SECTION 9. Representations and Warranties. (a) The Sub-Sub-Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Sub-Sub-Adviser agrees to maintain effective all material registration, authorizations and licenses required for the performance of its duties hereunder, as the case may be, until the termination of this Agreement.

(b) The Sub-Sub-Adviser represents that it is also regulated by the Financial Conduct Authority of the United Kingdom (“FCA”) in the conduct of its investment business. The Sub-Sub-Adviser has in operation written procedures in accordance with the rules, evidential provisions and guidance made by the FCA under the Financial Services and Markets Act 2000 (as set out in the FCA Handbook and any directly applicable European Union financial services legislation or rules applicable to the Sub-Sub-Adviser) (“FCA Rules”) for the effective consideration and proper handling of complaints from customers. Any complaint by the Sub-Adviser, the Trust or any Fund should be sent to the Chief Compliance Officer of the Sub-Sub-Adviser.

(c) The Sub-Sub-Adviser is required by the FCA Rules to make certain disclosures and seek certain consents in its terms of business with its clients. These have been provided to the Sub-Adviser as applicable. The acceptance by the Sub-Sub-Adviser of its appointment and performance of its obligations hereunder is expressly conditioned upon the ongoing acceptance by the Sub-Adviser of such disclosures.

SECTION 10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 11. Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other parties shall be in writing and, if other than routine business correspondence, delivered by (i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Sub-Adviser:

Barings LLC

300 S. Tryon Street, Suite 2500

Charlotte, NC 28202

Attention: Jill Dinerman
Email: jill.dinerman@barings.com

With a copy to:

Email: corporatesecretary@barings.com

If to the Sub-Sub-Adviser:

Baring International Investment Limited

20 Old Bailey

London EC4M 7BF

Attention: Nicholas Evans

Email: nicholas.evans@barings.com

With a copy to:

Email: BaringslegalEurope@barings.com

SECTION 12. Disclaimer. The Sub-Sub-Adviser acknowledges and agrees that (i) this Agreement has been executed by officers of the Sub-Adviser in their capacity as officers, and not individually, (ii) the shareholders, trustees, officers, employees and other agents of the Sub-Adviser shall not personally be bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

SECTION 13. Amendments.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law and the prior written approval of the Adviser and the Board.

SECTION 14. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that state.

SECTION 15. Force Majeure. The Sub-Sub-Adviser shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

SECTION 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as a deed the day and year first above written.

EXECUTED and DELIVERED as a DEED by
BARINGS LLC
acting by:

By:
Name:
Title: Managing Director

EXECUTED and DELIVERED as a DEED by
BARING INTERNATIONAL INVESTMENT LIMITED
acting by:

By:
Name:
Title: Managing Director

Schedule A

Fee

As compensation for the services rendered by the Sub-Sub-Adviser, the Sub-Adviser will pay to the Sub-Sub-Adviser a portion of the sub-advisory fee it receives from the Adviser, in an amount in U.S. dollars equal to the following percentage of such sub-advisory fee with respect to the Fund: ___%.